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                         CONSENT OF GRANT THORNTON LLP

We have issued our reports dated July 14, 1999 accompanying the combined financial statements of Resource America, Inc. Gathering Operations and the combined financial statements of The Atlas Group, Inc. Gathering Operations contained in the Registration Statement and Prospectus of Atlas Pipeline Partners, L.P. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".








/s/ GRANT THORNTON LLP

Cleveland, Ohio
September 24, 1999